Exhibit 2.1

AMENDMENT TO

ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (this “Amendment”) is made and entered into as of November 14, 2023, by and between WiSA Technologies, Inc., a Delaware corporation (together with its successors, “Purchaser”), and Data Vault Holdings Inc., a Delaware corporation (“Seller”). Capitalized terms used herein without definition shall have the same definition ascribed thereto in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Asset Purchase Agreement was made and entered into as of September 4, 2024, by and among Purchaser and Seller (the “Purchase Agreement”), pursuant to which pursuant to which the Company has agreed to purchase, assume and accept from Seller all of the rights, title and interests in, to and under the assets and interests used in the Acquired Business, and products and services solely to the extent they utilize the Transferred Assets, including Seller’s information technology assets, certain patents, trademarks, and software source code;

WHEREAS, Section 11.8 of the Purchase Agreement provides that the Purchase Agreement may be amended, supplemented or otherwise modified by a written instrument executed by both Seller and Purchaser; and

WHEREAS, Purchaser and Seller desire to amend the Purchase Agreement as set forth below and intend for the amendments made in this Amendment to be retroactively effective as of September 4, 2024, the date on which Purchaser and Seller originally entered into the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                  Amendment to “Acquired Business” Definition. The definition of “Acquired Business” shall be amended in its entirety to read as follows, and all the references to the Acquired Business shall be changed to Acquired Assets:

     “Acquired Asset” shall mean solely the Transferred Assets.

2.                  Amendment to “Assumed Payables” Definition. The definition of “Assumed Payables” shall be deleted in its entirety.

3.                  Amendment to “Closing Indebtedness” Definition. The definition of “Closing Indebtedness” shall be amended in its entirety to read as follows:

     “Closing Indebtedness” shall mean the Indebtedness of Seller immediately before the Closing relating solely to the Transferred Assets, which shall be set forth on Section 4.7 of the Disclosure Schedules.

4.                  Amendment to “Key Employees” Definition. The definition of “Key Employees” shall be amended in its entirety to read as follows:

     “Key Employees” shall mean Nathaniel Bradley and Brett Moyer.

5.                  Amendment to “ordinary course of business” Definition. The definition of “ordinary course of business” shall be amended in its entirety to read as follows:

     “ordinary course of business” shall mean in the ordinary course of the operation of the Company, consistent with past practices of the Company.

6.                  Amendment to “Promissory Note” Definition. The definition of “Promissory Note” shall be amended in its entirety to read as follows:

     “Promissory Note” shall mean an unsecured promissory note, in a form to be mutually agreed between the Parties, having the following terms: (i) the maturity date will be on the third anniversary of the Closing Date (the “Maturity Date”), (ii) the outstanding principal plus accrued and unpaid interest shall be paid on the Maturity Date, (iii) for so long as the Promissory Note remains outstanding, in the event that Purchaser receives proceeds from any one or more subsequent financings (the “Subsequent Financing”), then, at Seller’s option it may demand that ten percent (10%) of such proceeds shall be used to repay the outstanding balance of the Promissory Note, (iv) if the aggregate gross proceeds of the Subsequent Financings reach or exceed $50,000,000, then Purchaser shall repay the Promissory Note in full, (v) if the outstanding balance of the Promissory Note is not fully repaid on the Maturity Date, Seller is entitled to convert the outstanding amount into shares of Common Stock using seventy-five percent (75%) of the average of the VWAPs for the ten (10) consecutive Trading Days ending on (and including) the Maturity Date, (vi) all the payments made by Purchaser to Seller will be reduced by the amount owned by Seller to Purchaser under those certain senior secured promissory notes, dated June 13, 2024, August 7, 2024, and September 23, 2024, and (vii) the Promissory Note will have a floor price of $1.116.

7.                  Amendment to Section 7.2(g). Section 7.2(g) of the Purchase Agreement shall be amended in its entirety to read as follows:

     (g)       Key Employees. The Employment Agreement, entered into between Purchaser and Nathaniel Bradley in connection with this Agreement will be in full force and effect and he will not have terminated, rescinded or repudiated his Employment Agreement;

8.                  Amendment to Section 10.1(b). Section 10.1(b) of the Purchase Agreement shall be amended in its entirety to read as follows:

     (b)       after March 31, 2025 (the “Outside Date”), by any Party by delivery of a written notice to the other Party in accordance with Section 11.1 if the Closing shall not have been consummated on or prior to 5:00 pm Eastern Time on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any of its representations, warranties, covenants or other obligations under this Agreement has been the primary cause of, or otherwise primarily resulted in, the failure of the Closing to occur on or prior to such date;

9.                  Amendment to Exhibit B. Exhibit B of the Purchase Agreement shall be amended in its entirety to read as set out in the Exhibit A of this Amendment.

10.                Amendment to Annex I of Exhibit B. Annex I of Exhibit B of the Purchase Agreement shall be amended in its entirety to read as set out in the Exhibit B of this Amendment.

11.               Amendment to Exhibit C. Exhibit C of the Purchase Agreement shall be amended in its entirety to read as set out in the Exhibit C of this Amendment.

12.                Amendment to Exhibit A. Exhibit A of the Purchase Agreement shall be amended in its entirety to read as set out in the Exhibit D of this Amendment.

13.                Amendment to Disclosure Schedules. Disclosure Schedules of the Purchase Agreement shall be amended in its entirety to read as set out in the Exhibit E of this Amendment.

14.                Retroactive Effectiveness. This Amendment shall be retroactively effective as of September 4, 2024 and at all times thereafter, with the same force and effect as if this Amendment had been executed on that date.

15.                Recitals. Purchaser and Seller acknowledge and agree that the recitals set forth above are true and correct in all material respects and are hereby incorporated herein by reference and made a part of this Amendment.

16.                No Other Modification. Except as specifically amended by the terms of this Amendment, all terms and conditions set forth in the Purchase Agreement shall remain in full force and effect, as applicable.

17.                Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Amendment to the Laws of another jurisdiction.

18.                Entire Agreement. This Amendment contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained therein and may not be contradicted by evidence of any alleged oral agreement.

19.                Further Assurances. Each party to this Amendment agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Amendment.

20.                Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile, .pdf and other electronic execution and delivery of this consent is legal, valid and binding for all purposes.

21.                Headings. The descriptive headings of the various provisions of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Name: Brett Moyer
Title: Chief Executive Officer

DATA VAULT HOLDINS INC.

By:	/s/ Nathaniel Bradley
Name: Nathaniel Bradley
Title: Chief Executive Officer

[Signature Page to Amendment to Asset Purchase Agreement]